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                                                                    EXHIBIT 99.1


                                                                  [TENNECO LOGO]


NEWS RELEASE


Contacts:         Jane Ostrander                          Leslie Hunziker
                  Media Relations                         Investor Relations
                  847 482-5607                            847 482-5042
                  jostrander@tenneco.com                  lhunziker@tenneco.com

                 TENNECO ANNOUNCES SENIOR EXECUTIVE'S DEPARTURE

LAKE FOREST, ILLINOIS, February 19, 2007 -- Tenneco (NYSE: TEN) announced today that Ulrich Mehlmann, vice president and general manager, emission control, Europe, is leaving the company to pursue a new opportunity within the industry. His resignation is effective February 28, 2007.

Josep Fornos, vice president and general manager, ride control, Europe will replace Mr. Mehlmann. Karel Van Bael executive director, operations, ride control, Europe, will serve as interim general manager of the European ride control business unit while Tenneco conducts a search -- which will include internal and external candidates -- for Mr. Fornos' replacement.

Fornos, who joined Tenneco in 2000, has contributed significantly to the success of Tenneco's European operations by managing a turnaround in the ride control business unit despite an extremely challenging business sector. During his tenure, Fornos was charged with expanding and improving Tenneco's manufacturing footprint in Eastern Europe, which strengthened the company's competitiveness in the ride control segment. His focus on advanced technology has helped elevate Tenneco's position with customers as an advanced technology and engineering partner.

Mehlmann has accepted the position of president and CEO for Neumayer Tekfor Group, a global supplier based in Germany that specializes in innovative solutions for automotive powertrain efficiency improvements.

Mehlmann, who joined Tenneco in 2003, helped grow the company's OE emission control book of business largely from expanded hot-end business, including diesel technology after-treatment growth. He also oversaw initiatives that significantly improved Tenneco's quality, delivery and manufacturing efficiency in Europe.

"Ulrich's commitment to Tenneco's growth and strategic alignment has enhanced our position as a leading emission control supplier globally," said Hari Nair, executive vice president and managing director, Europe, South America and India. "I know that Josep shares Ulrich's passion for the business, and he will continue to lead our success in the European segment."

Fornos will continue to report to Nair, as will Van Bael on an interim basis.

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Tenneco is a $4.7 billion manufacturing company with headquarters in Lake
Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R) Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R) Elastomer noise, vibration and harshness control components.
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